SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2012

SANDERSON FARMS, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-14977	64-0615843
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

127 Flynt Road Laurel, Mississippi		39443
(Address of principal executive offices)		(Zip Code)

(601) 649-4030

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1– Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 4, 2012, the Registrant entered into an amendment to its Credit Agreement dated February 23, 2011 with BMO Harris Bank N.A., individually and as Agent; Bank of Montreal; BMO Harris Financing, Inc.; Regions Bank; AgFirst Farm Credit Bank; ING Capital LLC; U.S. Bank National Association; Farm Credit Services of America, PCA; Farm Credit Bank of Texas; Compass Bank; Trustmark National Bank; Bank of the West; Farm Credit Services of Mid-America, PCA; United FCS, PCA d/b/a FCS Commercial Finance Group; PNC Bank, N.A.; GreenStone Farm Credit Services, ACA; Farm Credit West, PCA; AgStar Financial Services, PCA; 1st Farm Credit Services, PCA; Northwest Farm Credit Services, PCA and American AgCredit, PCA.

The amendment changed the minimum tangible net worth that the Registrant is required to maintain under the facility to $478,000,000 through October 30, 2012 and $400,000,000 from and after October 31, 2012, subject to quarterly increases based in part on the Registrant’s quarterly consolidated net income. The amendment also modified the provision of the agreement that permits the Registrant to exceed temporarily a maximum leverage ratio to allow for the construction of either of two new poultry complexes anywhere in the United States. The leverage ratio provision in the original agreement only addressed the construction of one new complex in North Carolina. The amendment also limits the Registrant’s capital expenditures in any fiscal year to $55,000,000 plus a $10,000,000 carryover amount from the preceding fiscal year that was not actually spent, and also limits capital expenditures in connection with the construction of the two new poultry complexes to $125,000,000 each. Finally, the amendment modified the applicable margin over the Eurodollar rate that the Registrant is obligated to pay under the facility.

A copy of the amendment is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The description above is a summary of the amendment and is qualified in its entirety by the complete text of the amendment. Some of the lenders under the credit facility or their affiliates have, or may have in the future, various relationships with the Registrant and its affiliates involving the provision of financial services. As of the date of this report, the following such relationships exist:

•	Trustmark National Bank is the trustee of the Employee Stock Ownership Plan and Trust of Sanderson Farms, Inc. and Affiliates.

•

The Registrant maintains regular deposit accounts with Regions Bank, including its payroll accounts and cash management accounts, and the Registrant pays Regions Bank a fee for cash management services provided to the Registrant. Regions Bank also maintains the trust account for the Registrant’s health benefit plan and trust.

•

The Registrant has approximately $12 million in operating leases outstanding to PNC Equipment Finance, LLC, a wholly-owned subsidiary of PNC Bank, N.A., and $2.7 million in operating leases outstanding to Regions Bank for certain equipment, primarily trucks, trailers and tractors.

•

Northwest Farm Credit Services, PCA purchased $50,000,000 of senior notes due April 28, 2016 of the Registrant in a private placement pursuant to a Note Purchase Agreement dated April 28, 2006 with the Registrant.

•	Finally, one of the Registrant’s directors, Toni D. Cooley, is a director of Trustmark National Bank.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are furnished with this Current Report:

Exhibit No.	Description

10.1	First Amendment to Credit Agreement dated October 4, 2012 among Sanderson Farms, Inc., the Banks party thereto and BMO Harris Bank N.A. as Agent for the Banks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERSON FARMS, INC.

(Registrant)

Date: October 9, 2012	By:	/s/ D. Michael Cockrell
D. Michael Cockrell
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Credit Agreement dated October 4, 2012 among Sanderson Farms, Inc., the Banks party thereto and BMO Harris Bank N.A. as Agent for the Banks.